Exhibit 99.1

CXApp Inc.

CXApp Inc. (Nasdaq: CXAI) Reports Strong Q1’25 Customer Success Metrics and Adoption of Agentic AI based CXAI Platform

Highest Subscription Revenue Ratio (99%) and Gross Margin (88%) with 3 large customer expansion renewals at 130%+

CXAI Kiosk and CXAI VU being utilized for RTO (Return-to-Office) initiatives across large enterprises

PALO ALTO, CA / May 20, 2025 / CXApp Inc. (Nasdaq: CXAI), the global technology leader in employee workplace experiences announced its Q1 2025 financial results and update on its state-of-the-art technology platform CXAI (“Sky”).

Chairman and CEO Khurram Sheikh commented,” The CXAI platform anchored on customer experience (CX) and artificial intelligence (AI) is the most advanced technology solution solving the biggest problems in our industry post the pandemic – the Return to Office (RTO) and Employee Engagement. The first quarter in 2025 has seen a resurgence of RTO mandates and an increased interest in Agentic AI solutions that are transformational to employee experiences. We had a very successful quarter hitting our business objectives with three large expansion renewals as well as solid engagement on our CXAI platform’s new products CXAI Kiosk and CXAI Vu.”

The quarterly financials for the Company in Q1 2025 demonstrated significant progress of customer success metrics towards a highly profitable subscription and consumption platform model anchored on AI:

●	ARR Expansion Growth: 130%+ Renewals for three large Fortune 500 clients

●	Subscription to One time Revenue split: 99% from 87% in Q1 2024 - leading to more recurring revenue

●	Gross Margin (GM): 88% from 82% in Q1 2024

●	EPS: (.08) from (0.34) Q1 2024 primarily because of reduced Opex and reduced derivative liability

“Overall, the company has seen continued improvement in financial metrics as we start 2025. Our strong performance demonstrates the effectiveness of our shift toward a subscription-based model and our focus on customer success creating value through scalable, recurring revenue,” said Joy Mbanugo, Chief Financial Officer of CXApp “With continuing focus on user engagement, operational resilience and our agentic AI platform, we’re positioning CXAI for consistent, sustainable growth that aligns with the evolving needs of our clients.”

The Company made amazing progress on existing customer growth, adoption and usage leading to high employee engagement with our large enterprise clients, some key highlights:

●	Three our largest customers renewed this quarter and increased their combined ARR by >130% as they see incredible usage of our technology platform by their employees.

●	After deploying our latest CXAI 1.5 platform last quarter, a leading financial services customer has renewed this quarter and now plans to launch multiple sites globally. This includes the trifecta CXAI platform offering of CXAI App, CXAI BTS (rule engine and content management system) and CXAI VU (analytics engine)

●	We are now engaged to deploy the CXAI Kiosk at multiple locations globally with many clients after our successful first customer deployment in Silicon Valley. This is starting to become a “must have” for our clients with RTO mandates.

●	We are deploying our AI-based localization capability in partnership with Google Cloud to all major customers in 2025

Khurram Sheikh, Founder, Chairman and CEO of CXApp Inc. expressed confidence on the Company’s future, “We are excited to have achieved significant milestones in product delivery to meet our customers’ expectations that has resulted in continued momentum in providing the best in class employee experience platform in the market. The amazing innovations from our team with our analytics platform CXAI VU and the upcoming agentic AI solutions position us well for 2025 and beyond to lead the revolution of transformational employee experiences.”

Khurram Sheikh concluded, “RTO is a multi-billion problem and with our CXAI platform we are leading the industry with a disruptive offering. We’re leveraging cutting-edge AI technology to enhance productivity, engagement, and efficiency in the enterprise. Our new generative AI capabilities allow us to automate complex workflows and offer our customers intelligent solutions that drive measurable outcomes solving real world problems. Some of the largest brands in the world in the Fortune 500 are our clients and we are working with them as partners to solve their problems and their commitment to renew and expand significantly with us establishes us as the leader in this emerging market.”

“We have started 2025 on a positive note and we see significant expansion demand from existing customers for scaling our products in their footprint as well as new enterprise clients in our target markets. With our Silicon Valley based technology team and global customer success teams delivering amazing products and experiences today and a healthy balance sheet with access to capital, we are well-prepared to deliver on our commitments to shareholders, clients, and the broader market as the era of Agentic AI for employee experiences is realized.”

We invite stakeholders, potential clients, and the media to join us on this exciting journey into the future of work. Sign up for our email list to stay updated on CXAI announcements and discover how our partnerships are setting new standards for employee experience innovation. For more information on how to engage with CXAI, including upcoming events, webinars, or demonstrations, please visit our website www.cxapp.com.

The release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law.

About CXApp Inc.

CXApp Inc., is the global technology leader in employee workplace experiences. The Company is headquartered in the SF Bay Area and operates the CXAI SaaS platform that is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the workplace for enhanced experiences across people, places and things.

CXApp’s customers include major Fortune 1000 Global Companies in the technology, financial services, consumer, healthcare, and media entertainment verticals.

www.cxapp.com

CXApp Inc.: marketing@cxapp.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

SOURCE: CXApp Inc.

Topic: Earnings

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